Exhibit 99.1

Unwired Planet Appoints General Counsel

UNWIRED PLANET, INC. ANNOUNCES NEW GENERAL COUNSEL

RENO, NV – Aug. 3, 2015 – Unwired Planet, Inc. (NASDAQ: UPIP) today announced the appointment of Noah Mesel as General Counsel, Corporate Secretary, and Executive Vice President, Legal and Government Affairs, effective July 30, 2015.

“We are thrilled to have Noah join our executive team,” said Boris Teksler, chief executive officer of Unwired Planet. “Noah is a skilled executive with a unique combination of skills in litigation, securities and deal making. As a 25-year veteran of Silicon Valley, he has acquired extensive experience in commercializing technologies and Intellectual Property. Unwired Planet is tasked with growing our licensing business, and Noah’s expertise and pragmatic nature make him well suited for the position.”

Mesel joins Unwired Planet from ASSIA Inc., where he oversaw all legal affairs of the company, including advising management and the board on intellectual property protection, commercial and strategic licensing transactions, corporate governance and international business. Mesel successfully brought intellectual property litigation against British Telecom, resulting in several court victories. Prior to ASSIA, he served as general counsel at Corsair Components, Ikanos Communications, Riverstone Networks, and Legato Systems, and was corporate counsel at Lucent Technologies. He previously practiced law for nine years at Wilson Sonsini Goodrich & Rosati. Mr. Mesel holds a J.D. from the University of Virginia School of Law and a B.A., cum laude, from Claremont McKenna College.

About Unwired Planet

Unwired Planet, Inc. (NASDAQ: UPIP) is the inventor of the Mobile Internet and a premier intellectual property company focused exclusively on the mobile industry. The company’s patent portfolio of approximately 2,500 issued and pending US and foreign patents, includes technologies that allow mobile devices to connect to the Internet and enable mobile communications. The portfolio spans 2G, 3G, and 4G technologies, as well as cloud-based mobile applications and services. Unwired Planet’s portfolio includes patents related to key mobile technologies, including baseband mobile communications, mobile browsers, mobile advertising, push notification technology, maps and location based services, mobile application stores, social networking, mobile gaming, and mobile search. Unwired Planet is headquartered in Reno, Nevada. References in this release to Unwired Planet may be to Unwired Planet, Inc. or its subsidiaries.

Cautionary Note Regarding Forward Looking Statements

Any statements in this press release with respect to future events or expectations, including statements regarding the Company’s licensing activities and related recognition of revenue, litigation strategy and prospects and expectations regarding enhancing shareholder value are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1943 and Section 27A of the Securities Act of 1933. These forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from those projected. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Unwired Planet assumes no obligation to update the forward-looking statements included in this press release. For a detailed discussion of these and other factors that may cause these forward looking statements not to come true, please refer to the risk factors discussed in Unwired Planet’s filings with the U.S. Securities and Exchange Commission (“SEC”), including the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014. These documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Unwired Planet’s website at www.unwiredplanet.com.

For More Information:

Mike Bishop

The Blueshirt Group

mike@blueshirtgroup.com

Tel: 415-217-4968

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